FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., President and CEO

PHONE: 215-256-8851 ext. 1201

RECORD EARNINGS AT

HARLEYSVILLE NATIONAL CORP.

HARLEYSVILLE, PA (July 10, 2002)- Harleysville National Corporation (HNC) (Nasdaq:HNBC), today announced record second quarter 2002 earnings of $8,378,000, a 17.7% increase over second quarter 2001 earnings of $7,121,000. Net income for the first six months of 2002 was $16,191,000, an 18.6% increase over the $13,652,000 for the comparable period in 2001. The company's consolidated total assets were $2,292,155,000 at June 30, 2002, 11.5% above the June 30, 2001, level of $2,055,225,000.

For the quarter ending June 30, 2002, diluted earnings per share of $.45 were 18.4% higher than the $.38 earned during the second quarter of 2001, and basic earnings per share at $.46 were up 17.9% from $.39 in the second quarter of 2001. For the first six months of 2002, diluted earnings per share of $.86 were up 17.8% from the $.73 in the comparable period last year. Basic earnings per share of $.89 for the first six months of 2002 were 20.3% higher than the $.74 year to date June 30, 2001.

"We are delighted to be able to once again report record earnings," said Walter E. Daller Jr., President and CEO of HNC. "We are particularly pleased that our 26-year earnings record has placed us on many prestigious performance lists," he added. HNC was recently featured in the top 30 of U.S. Banker magazine's Performance Rankings of US mid-size banks; in the top 100 of Banking's Top Performers in ABA Banking Journal; as #3 in Independent Banker magazine's list of Top Performing Banks Over $1 Billion in Assets; and as one of America's Top Growth Companies as listed in Fortune magazine.

Strong second quarter results were also reflected in the company's loan quality. Non-performing assets, including nonaccrual loans and net assets in foreclosure, was .24% of total assets at June 30, 2002, compared to .29% at June 30, 2001. The allowance for loan losses to nonperforming assets improved from 249.4% at June 30, 2001, to 303.9% at June 30, 2002.

Providing real life financial solutions, Harleysville National Corporation (HNC) has assets in excess of $2.2 billion and operates 39 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under Nasdaq National Market Issues.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

HARLEYSVILLE NATIONAL CORPORATION

	Six Months Ended		Three Months Ended
(Dollars in thousands,	June 30		June 30
except per share data)	2002	2001	2002	2001
INCOME:
Net interest income	$41,058	$35,210	$20,450	$18,058
Net interest income after
provision for loan losses	38,613	33,600	19,356	17,096
Other operating income	11,642	9,313	6,119	5,121
Other operating expenses	29,193	25,705	14,714	13,240
Net income	16,191	13,652	8,378	7,121

Weighted average number
of common shares:
Basic	18,246,138	18,345,238	18,221,567	18,279,600
Diluted	18,762,420	18,709,276	18,743,968	18,643,640

PER SHARE:
Net income:
Basic	$ 0.89	$ 0.74	$ 0.46	$ 0.39
Diluted	$ 0.86	$ 0.73	$ 0.45	$ 0.38

Cash dividends paid	$ 0.34	$ 0.30	$ 0.17	$ 0.15

Book value	$ 10.88	$ 9.86

SELECTED RATIOS:
Return on average assets	1.47%	1.38%	1.51%	1.42%
Return on average shareholders' equity	16.81%	15.45%	17.38%	16.00%
Return on average realized shareholders' equity*	17.08%	15.71%	17.54%	16.30%
Leverage Ratio	8.87%	8.99%

PERIOD-END BALANCES:
Total assets	$2,292,155	$2,055,225
Loans	1,346,288	1,277,990
Allowance for loan losses	16,855	14,708
Deposits	1,788,711	1,602,851
Shareholders' equity	198,153	179,952

* Excluding unrealized gain (loss) on investment securities available for sale.